Exhibit 99.1

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com
PRESS RELEASE

Penson Names Daniel P. Son Interim Chief Executive Officer

DALLAS, TX, July 2, 2012 — Penson Worldwide, Inc. (NASDAQ: PNSN) announced today that Daniel P. Son, Co-Founder and Vice Chairman of the Board of Penson Worldwide, has been named interim Chief Executive Officer, effective July 16, 2012. Mr. Son has more than 40 years of brokerage operations experience.

He succeeds Philip A. Pendergraft, who is retiring as chief executive officer as well as a member of the Company’s Board of Directors. Mr. Pendergraft, who co-founded Penson with Mr. Son, will continue as non-paid, non-executive chairman of the Company’s Penson Financial Services, Inc. and of its Nexa Technologies, Inc. subsidiaries.

Roger J. Engemoen, Jr., Chairman of the Board of Penson Worldwide, said, “We would like to thank Phil for his 17 years of contribution to the Company, and wish him the best in his future endeavors. At the same time, we are pleased to welcome Dan to an expanded role, and look forward to his leadership as we chart the Company’s path going forward.”

About Penson Worldwide, Inc.: www.penson.com

Penson Worldwide, Inc. is a provider of clearing and clearing related operational and technology services, principally through its operating subsidiaries Nexa Technologies, Inc., Penson Financial Services Canada Inc., and other companies, and its investment in Apex Clearing Holdings LLC.

Penson Forward-Looking Statements: Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.

Contacts

Penson: Gary Fishman (gary.fishman@anreder.com), Steven Anreder (steven.anreder@anreder.com), or Michael Shallo (michael.shallo@anreder.com), of Anreder & Company, at +1-212-532-3232